UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERCONTINENTAL EXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 29, 2016, the Securities and Exchange Commission (the “Commission”) approved the proposal, pursuant to Section 19(b)(1) of the Securities Exchange Act of 1934 and Rule 19b-4 thereunder, by Intercontinental Exchange, Inc. (the “Company”) to amend and restate its Second Amended and Restated Certificate of Incorporation (such amended and restated certificate of incorporation, the “Third Amended and Restated Certificate of Incorporation”) to increase the Company’s total number of authorized shares of common stock from 500 million to 1.5 billion and to correspondingly increase the total number of shares of capital stock that the Company is authorized to issue from 600 million to 1.6 billion. As the owner of registered national securities exchanges (including the New York Stock Exchange), the Company is required to obtain approval from the Commission for any amendments to its governing documents.

Adoption of the Third Amended and Restated Certificate of Incorporation remains contingent on approval of the Third Amended and Restated Certificate of Incorporation by the Company’s stockholders at the Special Meeting of Stockholders to be held on October 12, 2016.